Exhibit 99.1

[Logo]

News Release

Contact:	David Ramsdell
Gensym Corporation
781-265-7100

Gensym Releases Third-Quarter Results

BURLINGTON, Mass. – November 17, 2003 – Gensym Corporation (OTC Bulletin Board: GNSM), a leading provider of software and services for expert operations management, today reported revenues of $3,870,000 and a net loss of $341,000, or $0.05 per diluted share, for the quarter ended September 30, 2003. In the corresponding quarter of 2002, Gensym had revenues of $4,075,000 and net income of $108,000, or $0.02 per diluted share.

“Our third quarter continued to reflect weak demand within our key markets, including chemical, oil, and gas,” said Lowell Hawkinson, Gensym’s chairman, president and CEO. “But I am encouraged that our revenues have rebounded from the levels of the first and second quarters of this year, and we have seen indications that demand is on the rise. Wherever the economy is taking us, we are committed to bringing expenses into balance with revenues while continuing to invest substantially in our future. Indeed, in the near term, we expect expenses to continue to come down as a result of the workforce reductions we initiated in June, 2003, even as revenues seem likely to trend upward.

“Critically important to us is our ongoing investment in our G2® and G2-based technology, which are in a period of rapid advance. We are currently transitioning to a next generation of G2 and G2-based products designed to substantially reduce the time and effort it takes to deploy real-time operational solutions. Our recently launched Intelligent Objects™ represent a major advance in the application of expert system technology for abnormal condition management in manufacturing plants. Intelligent Objects provide out-of-the-box, configurable expertise to manage plant equipment in real time, and they can typically be deployed within days to begin delivering savings almost immediately. During recent months, Gensym has also released new versions of our products that incorporate next generation functionality, including G2 and our G2-based NeurOn-Line® and Integrity™ products.”

A conference call to discuss the financial results for the quarter ended September 30, 2003 is scheduled for Wednesday, November 19 at 5:00 pm EST. Individuals who wish to participate should call 888-346-5716 (U.S. and Canada only) or + 1 404-260-5386 (International).

A replay of the call will be available through November 26, 2003 at 888-346-3949 (U.S. and Canada) or +1 404-260-5385 (International). When prompted, enter pin 1119033#; at system prompt enter 4; when prompted again, enter confirmation number 20031114114529#.

About Gensym Corporation

Gensym Corporation (www.gensym.com) is a provider of software products and services that enable organizations to automate aspects of their operations that have historically required the direct attention of human experts. Gensym’s product and service offerings are all based on or relate to Gensym’s flagship product G2, which can emulate the reasoning of human experts as they assess, diagnose, and respond to unusual operating situations or as they seek to optimize operations.

With G2, organizations in manufacturing, communications, transportation, aerospace, and government maximize the performance and availability of their operations. For example, Fortune 1000 manufacturers such as Alcan, ExxonMobil, DuPont, El Paso, Eli Lilly, Ford, Hitachi, Lafarge, Procter & Gamble, and Toyota use G2 to help operators detect problems early and to provide advice that avoids off- specification production and unexpected shutdowns. Manufacturers and government agencies use G2 to optimize their supply chain and logistics operations, while communications companies such as AT&T, Ericsson, Motorola, and Nokia use G2 to troubleshoot network faults so that network availability and service levels are maximized. Gensym has numerous partners who help meet the specific needs of customers. Gensym and its partners deliver a range of services, including training, software support, application consulting and complete solutions. Through partners and through its direct sales force, Gensym serves customers worldwide.

Gensym, G2 and NeurOn-Line are registered trademarks of Gensym Corporation. Integrity and Intelligent Objects are trademarks of Gensym Corporation.

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that relate to prospective events or developments are deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to important risks and uncertainties, which could cause actual results to differ materially from those anticipated. These important risks and uncertainties include the impact of intense competition, the effectiveness of our indirect distribution channel and strategic partnerships, fluctuations in our customers’ demand for our products, and the other risks which we describe under the caption “Factors That May Affect Future Results” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003. Although we believe the expectations reflected in the forward- looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained. We disclaim any intention or obligation to update any forward- looking statements as a result of developments occurring after the date of this press release.

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GENSYM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

In thousands

(Unaudited)

	September 30, 2003	December 31, 2002
ASSETS
Current Assets:
Cash and cash equivalents	$1,973	$3,884
Accounts receivable, net	2,914	3,876
Other current assets	1,049	688

Total current assets	5,936	8,448

Property and equipment, net	1,027	1,276
Intangible assets	208	—
Deposits and other assets	489	599

Total assets	$7,660	$10,323

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Other current liabilities	$2,975	$2,842
Deferred revenue	4,314	5,045

Total current liabilities	7,289	7,887

Long term deferred revenue	200	336
Other long term liabilities	51	70

Total stockholders’ equity	120	2,030

Total liabilities and stockholder’s equity	$7,660	$10,323

GENSYM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except per share data

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
REVENUES:
Product	$1,267	$1,302	$3,269	$4,450
Services	2,603	2,773	7,409	8,423

Total revenues	3,870	4,075	10,678	12,873

COST OF REVENUES:
Product	248	177	579	526
Service	884	588	2,276	2,132

Total cost of revenues	1,132	765	2,855	2,658

Gross profit	2,738	3,310	7,823	10,215

OPERATING EXPENSES:
Sales and marketing	1,200	1,196	4,315	3,624
Research and development	869	813	2,547	2,346
General and administrative	1,214	879	3,010	2,675
Restructuring charge			250

	3,283	2,888	10,122	8,645

Operating income (loss)	(545)	422	(2,299)	1,570

OTHER INCOME (EXPENSE), NET	220	(243)	329	(225)

Income (loss) before provision for income taxes	(325)	179	(1,970)	1,345

PROVISION FOR INCOME TAXES	16	71	195	165

Net income (loss)	$(341)	$108	$(2,165)	$1,180

Basic earnings (loss) per share	$(0.05)	$0.02	$(0.31)	$0.18
Diluted earnings (loss) per share	$(0.05)	$0.02	$(0.31)	$0.17
Weighted average common shares outstanding, basic	7,012	6,756	6,931	6,693
Weighted average common shares outstanding, diluted	7,012	7,109	6,931	7,039

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